Exhibit 5.13

July 11, 2014

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:               LifePoint Hospitals, Inc. — Senior Notes Exchange Offering

Ladies and Gentlemen:

We have acted as special Nevada counsel to LifePoint Hospitals, Inc., a Delaware corporation (the “Company”), for the purpose of issuing this opinion letter in connection with certain guaranties provided by PHC-Elko, Inc., a Nevada corporation (“PHC-Elko”), PHC-Knox, Inc., a Nevada corporation (“PHC-Knox”), PHC-Palestine, Inc., a Nevada corporation (“PHC-Palestine”), and Principal Hospital Company of Nevada, Inc., a Nevada corporation (“PHC-Nevada” and, together with PHC-Elko, PHC-Knox and PHC-Palestine, the “Guarantors”), contained in, and in connection with the transactions contemplated by, that certain Indenture dated December 6, 2013 (the “Indenture”) among the Company, Guarantors and various other subsidiaries of the Company.  The Company is exchanging its outstanding 5.5% Senior Notes due 2021, in the aggregate principal amount of $1,100,000,000, consisting of (i) $700,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on December 6, 2013, and (ii) $400,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on May 12, 2014 for up to $1,100,000,000 of new 5.5% Senior Notes due 2021 (the “Exchange Notes”).  The Indenture provides, among other things, that certain obligations of the Company set forth in the Indenture are to be guaranteed by the Guarantors.

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following (the “Documents”):

(a)                                 an executed copy of the Indenture;

(b)                                 the articles of incorporation of PHC-Elko, as amended, as certified by the Secretary of State of the State of Nevada (the “Secretary of State”) as of June 20, 2014, and by the Secretary of PHC-Elko as of July 8, 2014;

(c)                                  the bylaws of PHC-Elko, certified by the Secretary of PHC-Elko as of July 8, 2014;

(d)                                 the Certificate of Existence With Status In Good Standing with respect to PHC-Elko, issued by the Secretary of State as of June 19, 2014 (the “PHC-Elko Good Standing Certificate”);

(e)                                  a Secretary’s Certificate of PHC-Elko, dated July 8, 2014, containing, among other things, resolutions of the board of directors of PHC-Elko adopted November 18, 2013, and resolutions of the board of directors of PHC-Elko adopted April 30, 2014;

(f)                                   the articles of incorporation of PHC-Knox, certified by the Secretary of State as of June 20, 2014, and by the Secretary of PHC-Knox as of July 8, 2014;

(g)                                  the bylaws of PHC-Knox, certified by the Secretary of PHC-Knox as of July 8, 2014;

(h)                                 the Certificate of Existence With Status In Good Standing with respect to PHC-Knox, issued by the Secretary of State as of June 19, 2014 (the “PHC-Knox Good Standing Certificate”);

(i)                                     a Secretary’s Certificate of PHC-Knox, dated July 8, 2014, containing, among other things, resolutions of the board of directors of PHC-Knox adopted November 18, 2013, and resolutions of the board of directors of PHC-Knox adopted April 30, 2014;

(j)                                    the articles of incorporation of PHC-Palestine, certified by the Secretary of State as of June 19, 2014, and by the Secretary of PHC-Palestine as of July 8, 2014;

(k)                                 the bylaws of PHC-Palestine, certified by the Secretary of PHC-Palestine as of  July 8, 2014;

(l)                                     the Certificate of Existence With Status In Good Standing with respect to PHC-Palestine, issued by the Secretary of State as of June 19, 2014 (the “PHC-Palestine Good Standing Certificate”);

(m)                             a Secretary’s Certificate of PHC-Palestine, dated July 8, 2014, containing, among other things, resolutions of the board of directors of PHC-Palestine adopted November 18, 2013, and resolutions of the board of directors of PHC-Palestine adopted April 30, 2014;

(n)                                 the articles of incorporation of PHC-Nevada, as amended, as certified by the Secretary of State as of June 20, 2014, and by the Secretary of PHC-Nevada as of July 8, 2014;

(o)                                 the bylaws of PHC-Nevada, certified by the Secretary of PHC-Nevada as of July 8, 2014;

(p)                                 the Certificate of Existence With Status In Good Standing with respect to PHC-Nevada, issued by the Secretary of State as of June 19, 2014 (the “PHC-Nevada Good Standing Certificate” and, together with the PHC-Elko Good Standing Certificate, the PHC-

Knox Good Standing Certificate and the PHC-Palestine Good Standing Certificate, the “Good Standing Certificates”); and

(q)                                 a Secretary’s Certificate of PHC-Nevada, dated July 8, 2014, containing, among other things, resolutions of the board of directors of PHC-Nevada adopted November 18, 2013, and resolutions of the board of directors of PHC-Nevada adopted April 30, 2014.

Without independent verification or investigation, we have also examined, and relied on the accuracy of, such other instruments, documents, statutes, published rules and regulations of State of Nevada governmental authorities, published judicial decisions of courts located in the State of Nevada interpreting or applying the same, and other documents and records as we deemed relevant or appropriate for the purpose of issuing this letter.  Without independent verification or investigation, we have also relied on the accuracy of the factual matters, including any representations and warranties, contained in the Documents.

We have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies; (iv) that all public records reviewed by us are accurate and complete; (v) that all certificates and other documentation issued or prepared by the Company or governmental authorities are accurate as of the date of this letter even though they may have been signed or issued on an earlier date and that all Documents are in the same form as existed on the date of the execution of the Indenture; (vi) that in the case of documents executed prior to the date of this letter, there has been no course of conduct that would alter the terms of such documents from those reviewed by us; (vii) the execution, acknowledgement and delivery of the Indenture by all parties thereto; (viii) that each party to the Indenture (other than the Guarantors) have the full power, authority and legal right to execute and perform its obligations under the Indenture and all other documents executed by it in connection with the transactions that are the subject of the Indenture; (ix) that each natural person executing any of the Documents is legally competent to do so; (x) that each of the Documents constitutes the legal, valid and binding obligation of each of the parties thereto enforceable against such party in accordance with its terms; and (xi) all factual matters contained in the Documents, including the warranties and representations set forth therein, are true and correct in all material respects and are not inconsistent with the factual assumptions set forth herein.

As used herein, “Applicable Laws” means Chapter 78 of the Nevada Revised Statutes, and those laws, rules and regulations of the State of Nevada and those federal laws, rules and regulations of the United States of America, in each case that, in our experience, are normally applicable to transactions of the type contemplated by the Indenture (but excluding United States federal securities laws, state securities or blue sky laws, antifraud laws and the rules and regulations of the Financial Industry Regulatory Authority, Inc.), but without our having made any special investigation as to the applicability of any specific law, rule or regulation.

We do not express any opinion as to any laws other than Applicable Laws.  Furthermore, we do not express any opinion as to the federal laws of the United States of America except to the extent that they are included in the definition of Applicable Laws and referred to specifically herein.  Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding two sentences, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect, and we assume no obligation to supplement or update our letter in the event of any such change.

In addition to the assumptions set forth above, our opinions herein are subject to the following qualifications and limitations:

I.                                        We express no opinion pertaining to the validity, binding effect or enforceability of the Indenture, including, but not limited to, the enforceability of the guarantee obligations of the Guarantors as such obligations relate to the Exchange Notes.

II.                                   We express no opinion on any contracts, instruments or other documents incorporated by reference or otherwise referred to in the Indenture that are not included in the definition of the Indenture.

III.                              We express no opinion pertaining to the effect or applicability of the United States Bankruptcy Code or antitrust, tax, securities (including the Trust Indenture Act of 1939), franchising or liquor licensing laws, regulations or codes.

IV.                               We express no opinion pertaining to any law, ordinance, rule or regulation of any county, city, locality or other political subdivision of the State of Nevada or any judicial or administrative decisions interpreting or applying any of the foregoing.

V.                                    Our opinion in numbered paragraph 1 below as it pertains to good standing is based solely on our review of the Good Standing Certificates.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                                      Each of the Guarantors is validly existing and in good standing under the laws of the State of Nevada.

2.                                      Each of the Guarantors has the requisite corporate power and authority to execute and deliver and to perform its respective obligations under the Indenture and to guarantee the obligations being guaranteed by each respective Guarantor under the Indenture.

3.                                      Each of the Guarantors has taken all necessary corporate action to duly authorize the execution, delivery and performance of its respective obligations under the Indenture and to guarantee the obligations being guaranteed by each respective Guarantor under the Indenture.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Form S-4 registration statement under the Securities Act of 1933 (the “Act”) to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”). We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions herein are rendered only as of the date hereof, and we do not undertake to advise you of matters that occur or come to our attention subsequent to the date hereof and that affect any opinions expressed herein.  Our opinions are limited to the matters expressly set forth in this letter, and no opinion may be inferred or implied beyond those matters.

This letter is issued in the State of Nevada and by issuing this letter, we shall not be deemed transacting business in any other state.  Furthermore, by issuing this letter, we do not consent to the jurisdiction of any state or other governmental authority other than the State of Nevada, and any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.

Very truly yours,

/s/ Gordon Silver

GORDON SILVER